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                            THE SPECTRANETICS CORPORATION
                                    SUBSIDIARIES


                          SPECTRANETICS INTERNATIONAL B.V.
                              Established January 1993
                             Incorporated June 1993 in
                            Nieuwegein, The Netherlands


                            POLYMICRO TECHNOLOGIES, INC.
                               California Corporation
                    Acquired in Merger Acquisition June 10, 1994